Exhibit 10.15

                     AMENDED AND RESTATED LICENSE AGREEMENT
                     --------------------------------------

     This Amended and Restated License Agreement ("Agreement"), effective this 30th day of December, 2004 is between the University of Chicago, an Illinois not-for-profit corporation ("UNIVERSITY"), having its principal office at 5555
S. Woodlawn Avenue, Chicago, IL 60637 USA and PharmaFrontiers Corp., a Texas corporation ("PF") having its principal office at 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380. Each hereunder may be referred to separately as the ("Party"), or together as the ("Parties"). The Parties agree:

1.   Recitals.

     A. To the best of the UNIVERSITY's knowledge at the date of execution of this Agreement, the inventions identified in Schedule A were conceived or first reduced to practice by the UNIVERSITY as Operator of Argonne National Laboratory (ANL) in the performance of work under its U.S. Department of Energy (DOE) Prime Contract No. W-31-109-ENG-38. Pursuant to the terms of the DOE Contract and 35 USC 200 et seq., UNIVERSITY has acquired certain rights in and to said inventions.

     B. PF, a small business entity specializing in the development of therapeutic products, is interested in acquiring certain rights to said inventions.

     C. UNIVERSITY is willing to grant such rights so that said inventions may be developed and used to the fullest extent for the benefit of the U.S. economy and the general public.

     D. The Parties agree that this Agreement is the entire understanding between the Parties and supersedes all previous understandings and agreements, including the license agreement executed on February 20, 2004 (the "Original License Agreement") between the Parties. The License Agreement previously entered into by UNIVERSITY and PF on February 20, 2004 is hereby terminated upon the date of execution of this Agreement.

2. Definitions. The following capitalized terms used in this Agreement shall mean:

     A. "Affiliate" means, as to any person or entity, any other person or entity, which directly or indirectly controls, is controlled by or is under common control with the Party. Control shall mean the right to control, or actual control of, management of such other entity, whether by ownership of voting securities, by agreement, or otherwise, or the direct or indirect ownership of the maximum percentage of such stock permitted under local laws or regulations in those countries where 50% ownership by a foreign entity is not permitted.

     B. "Calendar Quarter "means each of the four, three-month periods ending on March 31st, June 30th, September 30th, and December 31st.


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     C.   "Effective Date" means the date appearing in line 1 of this Agreement.

     D. "Field" means all fields of use within diagnosis of, production of therapeutics for, or treatment of diseases and/or disorders in humans and the use in animals only for the development of such products or applications in humans. The Field includes making stem cells and banking of stem cells for such purpose and diagnostics, drug testing, therapeutics and screening of small molecules, proteins, and/or peptides which may cause differentiation of stem cells in vitro and/or in vivo and the stem cells themselves.

     E. "First Financing" means any financing received by PF where total cumulative proceeds received by PF equal or exceed ten million ($10,000,000.00) US dollars as recorded by PF's SEC filing records, excluding the 15% Exchangeable Convertible Subordinated Promissory Notes (the first tranch of which were issued September 30, 2004) up to ten million ($10,000,000.00) US dollars.

     F. "Licensed Patents," means the patents and patent applications listed on Schedule A and attached hereto, including all continuations, divisionals, and corresponding foreign patent applications and any patents which may issue therefrom and any reissues, renewals, reexaminations, substitutions, or extensions of or to any such patents or patent applications.

     G. "Licensed Product(s)" means any product covered by the scope of any Valid Claim contained in any Licensed Patent or a product made by a process, method or technique covered by the scope of any Valid Claim in any Licensed Patent or methods of using any product covered by the scope of any Valid Claim contained in any Licensed Patent.

     H. "Licensed Method(s)" means any method, procedure or process whose use or practice is within the scope of any Valid Claim of any Licensed Patents including but not limited to any service or part of selling a service, licensing a method of use or other means of deriving commercial benefit from Licensed Products.

     I. "Net Sales" means the gross sales of Licensed Products and Licensed Methods sold or otherwise distributed in the Territory, less the following amounts directly chargeable to such sales as indicated on individual invoices:

          1) customary trade, quantity or cash discounts and rebates actually allowed and taken;

          2) amounts repaid or credited to customers on account of rejections or returns; and

          3) freight and other transportation costs, including insurance charges, and duties, tariffs, sales and excise taxes and other governmental charges based directly on Sales, turnover or delivery of such Licensed Products and actually paid or allowed by PF and its Affiliates.


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          Net Sales shall be determined in accordance with generally accepted accounting principles consistently applied.

     J. "Outstanding Number of Shares" means all shares of PF's stock outstanding on the relevant date, assuming the exercise of all options granted under any stock option plan of PF, the conversion of all other convertible securities then outstanding into Common Stock and the exercise, and conversion into Common Stock, of all other options and warrants of the Company that are then outstanding.

     K. "Research and Development Expenses" means all expenditures, in US Dollars, by PF, its Sublicensees and any of their Affiliates on the following items dedicated to the research and development of Licensed Products(s) and/or Licensed Method(s): 1) materials, 2) the depreciation of equipment and facilities, 3) wages and benefits of employees, and 4) payments to third parties for conducting research and development of Licensed Product(s) and/or Licensed Method(s) on behalf of PF.

     L. "Royalties" means all amounts payable under Article 4 of this Agreement.

     M. "Sale" means any transaction in which a Licensed Product(s) and/or Licensed Method(s) is placed with a third party or used for the benefit of PF or a third party; provided "Sale" shall not include any placement or use of a Licensed Product(s) and/or Licensed Method(s) with or by a third party which is for testing or experimental purposes, including any animal or clinical trials so long as such placements are reported to the UNIVERSITY and for which no Compensation is received.

     N. "Sublicensee" shall mean any person, company or other entity granted a Sublicense by PF, including Affiliates of the Sublicensee.

     O. "Sublicense" shall mean any agreement entered into by PF with any person, company or other entity pursuant to which any of the rights granted to PF to the Licensed Patents are exercised.

     P.   "Territory" means worldwide.

     Q. "Valid Claim" means an issued claim of any unexpired patent or a claim of any pending patent application which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, in a ruling that is unappealable or unappealed within the time allowed for appeal; which has not been rendered unenforceable through disclaimer or otherwise; and which has not been lost through an interference proceeding or irrecoverable failure to pay a maintenance fee.

3.   Grant.

     A. Exclusive Patent Grant. Subject to paragraphs 3.D and 3.E., UNIVERSITY hereby grants to PF and its Affiliates, an exclusive, non-transferable license, to make, have made, use, have used, import, offer to sell, sell and/or have sold Licensed Products and/or Licensed Method(s) within the Field and within the Territory during the term of this Agreement.


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     B.   Sublicense. PF shall have the exclusive right to grant Sublicenses to and under the Licensed Patents to third parties limited to and consistent with the rights granted PF under Paragraph 3.A within the Field and within the Territory.

     C. Sublicense to Former Affiliates. For any Affiliates who have been granted rights by UNIVERSITY under Paragraph 3.A and who subsequently do not qualify as an Affiliate under the definition in 2.A, the UNIVERSITY shall, upon PF's request, offer to such former Affiliates a license under substantially the same terms and conditions as is contained in this Agreement and shall agree to negotiate in good faith to execute such an agreement. If no agreement is reached within six months of the UNIVERSITY's offer to said former Affiliate, the UNIVERSITY shall not be obligated to continue negotiation with such former Affiliate and will have no further obligation to execute any license with such former Affiliate.

     D. No Other Rights. No rights in and to the Licensed Patents other than those provided in Paragraphs 3.A. and 3.B., above, express or implied, are conveyed by UNIVERSITY.

     E. Reservation of Rights. UNIVERSITY reserves for itself, the worldwide right to use the Licensed Patents and to practice the inventions claimed in the Licensed Patents for any educational and/or non-commercial research purpose it may choose at its own discretion and without any payment therefore. UNIVERSITY shall have the right to grant non-exclusive licenses to third parties to practice the inventions claimed in the Licensed Patents for non-commercial research purposes only. If tangible property is provided by UNIVERSITY to PF, UNIVERSITY reserves the right to make, use and provide tangible property and to grant non-exclusive licenses to make and use such tangible property to third parties for non-commercial research purposes only. In addition, the inventions claimed in the Licensed Patents were made with the use of funds from the United States government. Therefore, the U.S. Government has a paid-up, royalty-free, non-transferable, worldwide, irrevocable license for government use to practice or have practiced by or on behalf of the U.S. Government the Licensed Patents. The U.S. Government has certain other rights under 35 USC 200 et seq. and applicable regulations.

4.   License Fees, Royalties and Other Payments.

     A.   License Fee. As partial consideration for the license granted in
          Article 3 of this Agreement, PF shall pay UNIVERSITY the sum of one hundred and seventy-five thousand U.S. dollars ($175,000) due and payable immediately upon execution of this Agreement. The sums due and payable under this Paragraph are nonrefundable and noncreditable against Royalties.


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     B.   Equity. As partial consideration for the license granted in Article 3 of this Agreement, PF shall issue to the UNIVERSITY two hundred forty-two thousand six hundred and eighty-eight shares (242,688) (the "Shares") of capital stock representing one hundred eighty-seven thousand six hundred eighty-eight shares of capital stock already owned by the UNIVERSITY and an addition fifty-five thousand shares of capital stock. Such Shares shall be issued to University immediately upon execution of this Agreement. The consideration due and payable under this Paragraph is nonrefundable and non-creditable against Royalties. If certificate(s) representing such Shares are not received by UNIVERSITY within seven (7) days of the Effective Date, this Agreement shall be deemed in default and this Agreement shall automatically terminate effective immediately.

     C.   Milestones.

          i. PF shall pay to University one and one half million ($1,500,000.00) US dollars upon the occurrence of the First Financing or October 30, 2005 which ever occurs first. As of the date of execution of this Agreement, the First Financing is projected to take the form of a PIPE executed on or about March 31, 2005 with expected total revenue of thirty to forty million $30-40,000,000.00) US dollars and shall be executed by Sanders Morris Harris. Should any other First Financing become the preferred method of financing PF shall notify UNIVERSITY of its intent and the proposed timing of such alternative First Financing. If the required payment is not received within seven
               (7) days of the closing date of First Financing or on or before October 30, 2005 which ever occurs first, UNIVERSITY shall have the right, at its sole discretion, to terminate this Agreement effective immediately upon notice to PF or to accept equity through the issuance of Common Stock with piggyback registration rights valued at the Conversion Price, and all accrued interest, at 15% per annum, from the date of execution of this Agreement until October 30, 2005 computed on the basis of a three hundred and sixty (360) day year of twelve (12) thirty (30) day months, and paid within ten (10) days of notice to PF that UNIVERSITY elects to exercise its right to accept equity under this paragraph.

          ii. Upon the occurrence of the later of First Financing or November 30, 2005, PF shall issue to UNIVERSITY shares of Common Stock such that the aggregate number of shares issued to UNIVERSITY, including the Shares issued pursuant to Paragraph 4.B, shall represent two and six-tenths of a percent (2.6%) of the total Outstanding Number of Shares after conversion of the 15% Exchangeable Convertible Subordinated Promissory Notes, the first tranch of which was issued September 30, 2004, and after issuance of any and all equity in the form of stock at the close of the First Financing (the "Additional Shares").


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          iii. Registration Rights. PF agrees to grant and grants to UNIVERSITY the registration rights, with respect to the Shares and Additional Shares, set forth in Schedule B, and agrees to execute contemporaneously with the execution of this Agreement the Registration Rights Agreement included as Schedule B.

     D. Capitalization. PF represents and warrants to UNIVERSITY that the capitalization table set forth in Schedule C attached hereto represents all of the issued and outstanding shares of stock, options, warrants and other securities of PF as of the date hereof, and no other warrants, options, stock rights or other securities of PF have been issued or are authorized to be issued by its Board of Directors. PF further represents and warrants that all Shares issued to UNIVERSITY pursuant to this Agreement shall be duly authorized, validly issued, deemed fully paid and non-assessable and not issued in violation of, and are not subject to, any preemptive rights. Non-payment or misrepresentation of information provided to UNIVERSITY by PF under this Agreement, is considered a material breach and UNIVERSITY may terminate the License pursuant to Paragraph 11.B. PF hereby agrees to promptly notify UNIVERSITY upon the close of each financing.

     E. Royalties. As partial consideration for the license granted in Article 3 of this Agreement, PF shall pay UNIVERSITY a Royalty of of Net Sales of Licensed Product(s) and/or Licensed Method(s) by PF, its Sublicensees and Affiliates of either. The Royalty obligation under this paragraph shall apply to the first Sale of a Licensed Product(s) and/or Licensed Method(s) whether by PF or a Sublicensee. Royalty payments shall be due quarterly and payable within thirty (30) days of the end of each Calendar Quarter beginning in the period in which the first Sale occurs.

     F. Royalty Offset. In the event that, with respect to Net Sales of Licensed Products and/or Licensed Methods, PF is paying royalties to unaffiliated third parties for patent rights and the unaffiliated third party patent rights dominate the Licensed Patents such that the Licensed Patents cannot be practiced without infringing such third party rights in the absence of a license, the Royalties due and payable to UNIVERSITY hereunder shall be proportionally reduced by of the royalty rate due such third party, but in no event shall the Royalty payable to UNIVERSITY be less than of Net Sales. By example, if the royalty due other third parties equals of Net Sales, the Royalty due UNIVERSITY shall be ; if the royalties due other third parties equals or more, of Net Sales, the Royalty due UNIVERSITY shall be . A Sublicensee shall not be entitled to any Royalty Offset under this Paragraph 4.F for any third party license it requires. However, PF will be entitled to the Royalty Offset if it is required to take a third party license as described above and subsequently sublicenses the Licensed Patents and the third party patents to a Sublicensee.


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     G.   No Multiple Royalties. One royalty shall be payable for Licensed
          Product(s) and/or Licensed Method(s) regardless of the number of Licensed Patents which cover such licensed Product(s) and/or Licensed Method(s).

     H. Minimum Royalties. Beginning in the calendar year that includes the third anniversary of the Effective Date of this Agreement Minimum Royalties shall be due and payable according to the following schedule;

          1) If the total Royalties for the calendar year that includes the third anniversary of the Effective Date of this Agreement are less than , PF shall pay UNIVERSITY the difference between such amount and the actual Royalties due. Such payment shall be made at the same time payment for Royalties for the fourth quarter for such year is due.

          2) If the total Royalties for the calendar year that includes the fourth anniversary of the Effective Date of this Agreement are less than , PF shall pay UNIVERSITY the difference between such amount and the actual Royalties due. Such payment shall be made at the same time payment for Royalties for the fourth quarter for such year is due.

          3) If the total Royalties for the calendar year that includes the fifth anniversary of the Effective Date of this Agreement are less than , PF shall pay UNIVERSITY the difference between such amount and the actual Royalties due. Such payment shall be made at the same time payment for Royalties for the fourth quarter for such year is due.

          4) If the total Royalties for the calendar year that includes the sixth anniversary of the Effective Date of this Agreement are less than , PF shall pay UNIVERSITY the difference between such amount and the actual Royalties due. Such payment shall be made at the same time payment for Royalties for the fourth quarter for such year is due.

          5) If the total Royalties for the calendar year that includes the seventh anniversary of the Effective Date of this Agreement are less than , PF shall pay UNIVERSITY the difference between such amount and the actual Royalties due. Such payment shall be made at the same time payment for Royalties for the fourth quarter for such year is due.

          6) If the total Royalties for the calendar year that includes the eighth anniversary of the Effective Date of this Agreement, and for every year thereafter are less than , PF shall pay UNIVERSITY the difference between such amount and the actual Royalties due. Such payment shall be made at the same time payment for Royalties for the fourth quarter for such year is due.


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     I.   Calculation of Royalties. Royalties shall be payable in U.S. currency within thirty days (30) days after the end of each Calendar Quarter for the Term of the Agreement, beginning with the Calendar Quarter in which the first Sale of a Licensed Product(s) and/or Licensed Method(s) occurs. A royalty statement showing Net Sales for each country and a calculation of the Royalties due shall accompany each payment. Any necessary conversion of currency into United States dollars shall be at the applicable rate of exchange of Citibank, N.A., in New York, New York, on the last day of the Calendar Quarter in which such transaction occurred.

     J.   Sublicense flow through.

          i. For each Sublicense granted by PF the following shall apply. PF shall notify UNIVERSITY prior to the execution of any Sublicense. PF will disclose the identity of the potential Sublicensee to UNIVERSITY and shall provide UNIVERSITY with a copy of all executed Sublicenses. All Sublicenses shall provide that the Sublicensee may not grant further Sublicenses to third parties. If the aggregate of Average Annual Payments arising from any sublicense is not at least , then within sixty (60) days of the fifth anniversary of the execution of the Sublicense PF shall either terminate such Sublicense or pay UNIVERSITY times the difference between the Average Annual Payments and . "Average Annual Payments" shall mean the aggregate of all Royalties and flow through payments made in respect of a Sublicense over each of the five year periods ending on each of the fifth, tenth, fifteenth and twentieth anniversary of the date hereof divided by five.

          ii. For each Sublicense granted by PF, PF shall pay UNIVERSITY of all Compensation. For this Section 4.J., "Compensation" means all fees, minimum royalties, milestone payments and other cash payments of any kind and in kind payments or equity amounts paid in lieu of cash, paid by a Sublicensee in consideration of the Sublicense. "Compensation" does not include (i) payments that constitute Net Sales that are subject to Royalties pursuant to Paragraph 4.E.; or (ii) payments or contributions of materials or services from a Sublicensee which PF is obligated to use in research and development and which qualify as Research and Development Expenses.

          iii. If royalties paid by any Sublicensee to PF are not subject to the obligations under Paragraph 4.E because PF Sold Licensed Product(s) and/or Licensed Method(s) to such Sublicensee and therefore paid a Royalty to the UNIVERSITY under Paragraph 4.E, any such royalties paid to PF for Sublicensee's sales of Licensed Product(s) and/or Licensed Method(s) shall be subject to the sublicense flow through obligations of this paragraph.


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          iv.  In the event that, with respect to the Sublicense of Licensed
               Patents, PF is required to additionally sublicense other intellectual property which has been licensed from a third party and to which third party sublicense flow through is owed, and that third party licensed intellectual property dominates the Licensed Patent such that Licensed Patents cannot be practiced without infringing the third party licensed intellectual property in the absence of a license, the amount due and payable to UNIVERSITY hereunder shall be proportionally reduced by of the sublicense flow through obligation due such third party, but in no event shall the sublicense flow through payable to UNIVERSITY be less than of all compensation received by PF from Sublicensee. Payments shall be made (or assigned as relevant) to UNIVERSITY within thirty (30) days of receipt by PF. For this purpose compensation includes all fees, minimum royalties, milestone payments and other cash payments of any kind and any in kind payments or equity amounts taken in lieu of cash. It is the intent and agreement of the parties that UNIVERSITY will be paid of any kind of Compensation paid by a Sublicensee for rights granted to such Sublicensee under this Agreement without regard to how the Compensation is structured, denominated or paid.

     K. Sublicense after R&D expenditure of US dollars. At such time when PF expends US dollars in Research and Development Expenses other than with Licensor, the sublicense flow through subject to 4.J.ii above, for all Sublicenses will be reduced from of Compensation from the date on which such expenditure is confirmed by UNIVERSITY. In the event that, with respect to the Sublicense of Licensed Patents after expenditure of US dollars as described above, PF is required to additionally sublicense other intellectual property which has been licensed from a third party and to which sublicense flow through is owed, and that third party licensed intellectual property dominates the Licensed Patents such that the Licensed Patents cannot be practiced without infringing the third party licensed intellectual property in the absence of a license, the amount due and payable to UNIVERSITY hereunder shall be proportionally reduced by of the sublicense flow through obligation due such third party, but in no event shall the sublicense flow through payable to UNIVERSITY be less than of all compensation received by PF from Sublicensee. All other Sublicense conditions remain as described in Paragraph J., above.

     L. Overdue Payment. PF shall be responsible for obtaining the full compliance of its Affiliates with the terms and conditions of this Agreement. For purposes of payments, PF shall be fully responsible for any payments not made by its Affiliates according to the terms and


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          conditions of this Agreement. Payments due to UNIVERSITY under this
          Agreement shall, if not paid when due under the terms of this Agreement, bear simple interest at the prime rate of interest (as published by Citibank, N.A. on the date such payment is due) plus percent ( %), calculated on the basis of a 360 day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this Paragraph shall be due to UNIVERSITY on demand or upon payment of past due amounts, whichever is sooner. The accrual or receipt by UNIVERSITY of interest under this Paragraph shall not constitute a waiver by UNIVERSITY of any right it may otherwise have to declare a default under this Agreement or to terminate this Agreement.

     M. Records. UNIVERSITY may from time to time and at any reasonable time, not exceeding once every twelve (12) months, through such firm of certified public accountant (auditor) as UNIVERSITY may select, inspect the books and records of PF and its Affiliates in order to verify the accuracy of reported statement by PF of sums paid or payable. PF shall, and shall cause its Affiliates, to keep full and accurate books and records in sufficient detail so that sums due UNIVERSITY hereunder can be properly calculated. Such books and records shall be maintained for at least five (5) years after the Royalty reporting period(s) to which they relate. Books and records shall include but not be limited to:

          i.   Accounting General Ledgers

          ii.  Invoice/Sales Registers

          iii. Original Invoice and Shipping Documents

          iv.  Federal and State Business Tax Returns

          v.   Company Financial Statements

          vi.  Sales Analysis Reports

          vii. Inventory and or Manufacturing Records

          viii. Sub-License and Distributor Agreements

          ix.  Price Lists, Product Catalogs and Other Marketing Materials

          After completion of any such examination, UNIVERSITY shall promptly notify PF in writing of any proposed modification to PF statement of sums due and payable. If PF accepts such modification, or if the Parties agree on other modifications, one Party shall promptly pay or credit the other in accordance with such resolution. Such examination shall be made at the expense of UNIVERSITY, unless such examination discloses a discrepancy of five percent (5%) or more in the amount of Royalties and other payments due UNIVERSITY. In such case PF shall be


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          responsible for reimbursing UNIVERSITY for the examination fee and expenses charged by the auditor. Any underpayment as determined by the auditor will bear interest at five percent (5%) per month from the date the royalty payment was due. PF agrees to pay past due royalties for any royalty deficiency error as determined by the auditor, which affects periods within the period under audit. In addition, PF agrees to pay past due royalties for any royalty deficiency error as determined by the auditor, which affects periods prior to the period under audit. UNIVERSITY and the auditor shall maintain in confidence such inspection and its resulting report. The auditor may from time to time consult the UNIVERSITY and any of its' employees or third party counsel on questions as they relate to the licensed technology. The auditor may not disclose financial or proprietary information except as required by the license agreement or if it already exists in the public domain. No other confidentiality agreement shall be required to conduct the audit of the PF's books and records.

5.   Diligence.

     A. FDA Approval. PF agrees to use its best efforts to file and receive Food and Drug Administration (FDA) approval for either a Licensed Product(s) and/or Licensed Method(s) on or before February 20, 2011.

     B. Development Plan. Upon execution of this Agreement and on each anniversary of the Effective Date of the Agreement until first commercial Sale, PF shall provide the UNIVERSITY with a commercial development plan for Licensed Product(s). Such summary shall include statements regarding research and development plans and expenditures, product milestones and related timetable schedules, government or regulatory timetables, market entry timetables, and sales and marketing plans and related financial data. Until PF and its Sublicensees and Affiliates of either have spent an aggregate of US dollars on Research and Development Expenses as required in Paragraphs 5.E and 5.F below, PF shall provide an annual report of the itemized expenditures toward research and development of Licensed Product(s) and/or Licensed Method(s). Such report shall be itemized in conjunction with the definition of Research and Development Expenses and will include an explanation regarding the percent commitment of employees, materials, equipment, facilities and contracts toward the development of Licensed Product(s) and/or Licensed Method(s).

     C. Sale Deadline. If PF fails to make a Sale of Licensed Product(s) or Licensed Method(s) by February 20, 2011, UNIVERSITY shall have the right to unilaterally terminate this Agreement. Such termination shall be effective thirty days (30) after notice to PF.

     D. Notification of First Sale. PF agrees to immediately notify UNIVERSITY in writing when Sales of Licensed Product(s) and/or Licensed Method(s) first occur and when PF's obligation to begin making Royalty payments begins.


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     E.   Research Expenditures. PF shall demonstrate direct expenditure of at least US dollars on Research and Development Expenses before February 2006. Such expenditure may be made solely by PF or by PF and its Sublicensees, but in no event shall the total expenditure by Sublicensees account for greater than fifty (50%) percent of the US dollars required to satisfy the diligence obligations of this Paragraph. If PF fails to comply with the diligence obligation in this Paragraph, the Agreement shall be amended to restrict the grant as follows: 1) an exclusive license in two cell therapy areas chosen from the list of maladies in the Licensed Patents, ie: parkinson's disease, cardiac revascularization, liver disease, etc. (such areas to be determined by PF) and 2) a non-exclusive in the remainder of the Field. Such two exclusive areas will be identified in an amendment to this Agreement to be executed within thirty (30) days of notification to PF from UNIVERSITY that the diligence obligation under this Paragraph was not met. Failure to execute an amendment within the thirty (30) days gives the UNIVERSITY the right to unilaterally terminate this Agreement effective thirty (30) days after notice of termination is given to PF.

     F. Research Expenditures. PF shall demonstrate direct expenditure of an aggregate of at least US dollars (including amounts spent pursuant to Paragraph 5.E) on Research and Development Expenses before February 20, 2008. Such expenditure may be made solely by PF or by PF and its Sublicensees, but in no event shall the total expenditure by Sublicensees account for greater than fifty (50%) percent of the US dollars required to satisfy the diligence obligations of this Paragraph. If PF fails to comply with the diligence obligation in this Paragraph but has met the diligence obligation in Paragraph 5.E., the Agreement shall be amended as follows: 1) an exclusive license in two cell therapy areas chosen from the list of maladies in the Licensed Patents, ie: parkinson's disease, cardiac revascularization, liver disease, etc. (such areas to be determined by PF) and 2) a non-exclusive in the remainder of the Field. Such two exclusive areas will be identified in an amendment to this Agreement to be executed within thirty (30) days of notification to PF from UNIVERSITY that the diligence under this Paragraph was not met. Failure to execute an amendment within the thirty (30) days gives the UNIVERSITY the right to unilaterally terminate this Agreement effective thirty (30) days after notice of termination is given to PF. If PF fails to comply with the diligence obligation in this Paragraph and has failed to meet the diligence obligation in Paragraph 5.E., the Agreement shall be amended as follows; the exclusive license shall be amended to a non-exclusive license in the Field. Such an amendment to this Agreement to be executed within thirty (30) days of notification to PF from UNIVERSITY that the diligence under Paragraphs 5.E. and 5.F. were not met. Failure to execute an amendment within the thirty (30) days gives the UNIVERSITY the right to unilaterally terminate this Agreement effective thirty (30) days after notice of termination is given to PF.

6.   Patent Prosecution and Maintenance.

     A. Prosecution and Maintenance. UNIVERSITY shall be solely responsible for the preparation, filing, prosecution and maintenance of the Licensed Patents. UNIVERSITY shall cause its patent counsel to provide PF with a list of the countries in which it has filed and/or intends to file applications. UNIVERSITY agrees to file applications in the additional countries requested by PF unless it otherwise notifies PF under Paragraph 6.D. PF and UNIVERSITY agree to make any amendments necessitated by such decisions to Schedule A in a timely manner. PF agrees to cooperate, and agrees to cause its Sublicensees and Affiliates of either to cooperate, with UNIVERSITY in the preparation, filing, prosecution and maintenance of the Licensed Patents by disclosing such information as may be necessary for the same and by promptly executing such documents as UNIVERSITY may reasonably request in connection therewith. PF and its Sublicensees and Affiliates of either shall bear their own costs in connection with their cooperation with UNIVERSITY under this Paragraph. UNIVERSITY will provide PF copies of all material documents received or prepared by UNIVERSITY in the prosecution and maintenance of the Licensed Patents. UNIVERSITY shall provide copies in a timely manner to allow PF an opportunity to comment and request changes. UNIVERSITY shall reasonably include comments of PF in the prosecution of Licensed Patents.

     B. Patent Costs. PF agrees to pay all necessary and reasonable third party fees and expenses incurred by UNIVERSITY in obtaining and maintaining the Licensed Patents, including those incurred by UNIVERSITY prior to the Effective date of this Agreement. PF shall pay, concurrent with the execution of this Agreement, all historical patent costs incurred by UNIVERSITY prior to the Effective date of this Agreement. Payment for fees and expenses incurred after the Effective Date shall be invoiced to PF on a monthly basis and PF agrees to pay such invoices within thirty (30) days of receipt. PF also agrees upon request by UNIVERSITY to make timely estimated advanced payments for the filing of national applications. Documentation received from third party vendors to support the amounts invoiced shall be included with each invoice. PF shall raise any objections to such amounts invoiced within the thirty (30) day time period for payment. Invoices for advanced payments shall be reconciled with the advance payments made by PF every six (6) months. Any excess payment by PF shall be credited to future patent costs specified herein. PF will be responsible for the reimbursement until such time as UNIVERSITY licenses Licensed Patents to additional third parties for each respective patent should the rights granted in Article 3. be redefined subject to PF lack of diligence under Article 5. At such time when additional licenses are executed, the percent responsibility will be adjusted to reflect an equally shared reimbursement responsibility among all licensees including previous payments. PF will be reimbursed by UNIVERSITY for past payment above the equally shared reimbursement responsibility upon UNIVERSITY's receipt of historical patent cost payment by any additional licensee. Ongoing patent costs will be separately billed to each licensee representing an equal patent cost reimbursement responsibility.

     C. Election not to pay patent costs. If PF decides to no longer support patent costs for a specific Licensed Patent listed in Schedule A, or a particular jurisdiction for a specific Licensed Patent listed in Schedule A, or a particular issued or pending patent application claiming priority to a Licensed Patent listed in Schedule A, PF shall notify UNIVERSITY in writing. Upon receipt of such notice, the patent rights at issue will thereafter be excluded from the license granted hereunder, and UNIVERSITY shall be free to license such rights to third parties, without any further obligation to PF. PF shall continue to reimburse UNIVERSITY for all costs incurred up to the date ninety
          (90) days after the date of receipt of such notice.

     D. Failure to Pay Patent costs. If PF declines or fails to make advance payments or pay or reimburse UNIVERSITY for all or any portion of the patent fees and expenses (including maintenance fees) as required by Paragraph 6.B. for any Licensed Patent, PF's rights with respect to all such applications and patents for which PF fails to make advance payments or does not reimburse UNIVERSITY shall terminate effective thirty (30) days after written notice from UNIVERSITY requesting such payment, unless payment in full is made within such time. Not withstanding the foregoing, failure to pay patent costs hereunder is a material breach of this Agreement and the UNIVERSITY has the right to terminate the Agreement as defined in Article 11.

7.   Warranties; Indemnification, Assumption of Risk; Insurance.

     A.   The UNIVERSITY represents the following:

          1) the execution, delivery, and performance of this Agreement by UNIVERSITY has been duly authorized by all necessary corporate action;

          2) it has the full power and authority to enter into and carry out its obligations under this Agreement;

          3) UNIVERSITY is acquiring the Shares and Additional Shares for its own account, for investment and not with a view to, or for resale in connection with, any distribution, or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Act") and applicable state securities laws;

          4)   UNIVERSITY understands that (A) the Shares and Additional Shares
               (i) have not been registered under the Act or any state securities laws, (ii) will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) and/or Regulation D thereof, (iii) will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities laws which relate to private offerings and (iv) must be held by the undersigned indefinitely, and (B) UNIVERSITY must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Act and applicable state securities laws or is exempt therefrom. UNIVERSITY further understands that such exemptions depend upon, among other things, the bona fide nature of the investment intent of the undersigned expressed herein. Pursuant to the foregoing, UNIVERSITY acknowledges that the certificate representing the Shares and Additional Shares acquired by UNIVERSITY shall bear a restrictive legend substantially as follows:

                    "The Securities represented by this certificate are subject to restrictions on transfer under the Securities Act of 1933 (the "Act"), as amended, and state securities laws, and may not be offered for sale, sold, assigned, transferred, pledged or otherwise disposed of unless (i) registered under the applicable securities laws or (ii) an exemption from registration is available."

          5) UNIVERSITY is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect; and

          6) UNIVERSITY is relying solely on investigations made by UNIVERSITY and its representatives in the acquisition of the Shares and the Additional Shares. UNIVERSITY has had an opportunity to discuss PF's business, management, financial affairs and prospects with its management and the opportunity to review PF's facilities, financial statements, public filings and business plan. UNIVERSITY has also had an opportunity to ask questions of management, which questions were answered to UNIVERSITY's satisfaction.

     B. Disclaimer of Warranties. Other than the representations under Section 7.A, UNIVERSITY, Argonne National Laboratory, The DOE, and the U.S. Government, and/or persons acting on behalf of said, make no representations or warranties of any kind, express or implied, with respect to the invention(s) claimed in the Licensed Patents or with respect to the Licensed Patents themselves, including but not limited to, any representations or warranties about (i) the validity, scope or enforceability of any of the Licensed Patents; (ii) the invention(s) claimed in the Licensed Patents or with respect to the Licensed Patents themselves; (iii) whether the practice of any claim contained in any of the Licensed Patents will or might infringe a patent or other intellectual property right owned or licensed by a third party;
          (iv) the patentability of any invention claimed in the Licensed Patents; or (v) the accuracy, safety, or usefulness for any purpose of any process made or carried out in accordance with or through the use of the Licensed Patents.

     C. Indemnification. PF agrees to, and will cause any Sublicensee and Affiliates of either to, indemnify, defend and hold harmless UNIVERSITY, the U.S. Government, and Affiliates of either and all trustees, directors, officers, employees, fellows and agents of any of the foregoing (each an "Indemnified Person") from and against any and all claims, demands, loss, damage, penalty, cost or expense (including attorneys' and witnesses' fees and costs) of any kind or nature, arising from the development, production, use, sale, license or other disposition of Licensed Product(s) and/or Licensed Method(s) by PF, its Sublicensees and Affiliates of either, or use of Licensed Patents and all activities associated therewith, including clinical trials, or any use of information provided by UNIVERSITY to PF. PF agrees, and will cause any Sublicensee and Affiliates of either to agree not to sue any Indemnified Person in connection with the use and/or examination of the Licensed Patents and all activities associated therewith. UNIVERSITY shall be entitled to participate at their option and expense through counsel of their own selection, and may join in any legal actions related to any such claims, demands, losses, damages, costs, expenses and penalties. PF shall not and will cause its Sublicensees and Affiliates of either, not to enter into any settlement affecting any rights or obligations of any Indemnified Person or which includes an express or implied admission of liability, negligence or wrongdoing by any Indemnified Person, without the prior written consent of such Indemnified Person.

     D. Assumption of Risk. PF assumes the entire risk as to the performance safety and efficacy of Licensed Products or any invention claimed in the Licensed Patents. Indemnified Persons shall not be responsible or liable for any injury, loss, or damage of any kind, including but not limited to direct, indirect, special, incidental or consequential damages or lost profits to PF or any of the foregoing, or for any such injury, loss or damage to any other individual or entity, regardless of legal theory based on the use of Licensed Patents and all activities associated therewith. The above limitations on liability apply even though the Indemnified Person may have been advised of the possibility of such injury, loss or damage. PF shall not and will cause its Sublicensee's and Affiliates of either not to make any agreements, statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity, which are inconsistent with this Paragraph.

     E.   Insurance.

          i. Insurance for Research Application Use. PF shall, and shall cause its Sublicensees and Affiliates of either to, for so long as such entity manufactures, uses or sells any Licensed Product(s) and/or Licensed Method(s) for research applications, maintain in full force and effect policies of (a) worker's compensation insurance within statutory limits, (b) employers' liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence and (c) general liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence with an annual aggregate of two million dollars ($2,000,000). and (d) prior to the sale of any products, products liability insurance, with limits of not less than one million dollars ($1,000,000)) per occurrence with an annual aggregate of three million dollars ($3,000,000).

          ii. Insurance for Clinical Applications. If any of PF, its Sublicensee or any Affiliates of either manufactures, uses or sells any Licensed Product(s) and/or Licensed Method(s) for clinical applications, PF shall immediately notify UNIVERSITY in writing, and such entity shall maintain in full force and effect policies of (a) worker's compensation insurance within statutory limits, (b) employers' liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence, (c) general liability insurance (with Broad Form General Liability endorsement) with limits of not less than five million dollars ($5,000,000) per occurrence with an annual aggregate of ten million dollars ($10,000,000) and (d) products liability insurance, with limits of not less than five million dollars ($5,000,000) per occurrence with an annual aggregate of twenty million dollars ($20,000000). PF's insurance for clinical applications shall be reviewed by UNIVERSITY upon the fifth and tenth anniversary of the Effective Date of this Agreement. At such times the UNIVERSITY may require PF to purchase a tail or extended reporting coverage plan and may also require an increase in coverage amounts proportional to inflation and the inflation of medical liability standards.

          iii. Insurance Policy Requirements. Such coverage(s) shall be purchased from a carrier or carriers having an A. M. Best rating of at least A- (A minus) and shall name UNIVERSITY as an additional insured. PF shall provide to UNIVERSITY copies of certificates of insurance within thirty (30) days after execution of this Agreement. Such insurance shall be primary and noncontributory to any insurance UNIVERSITY and its Affiliates may have. At UNIVERSITY's request, PF will supply UNIVERSITY from time to time with copies of each such policy, and will notify UNIVERSITY in writing at least thirty (30) days prior to any termination of or change in coverage under any such policies.

8.   Confidential Information and Publication.

     A. All information submitted by one Party to the other concerning the Licensed Product(s) and/or Licensed Method(s), the invention(s) claimed in the Licensed Patents shall be considered as confidential ("Confidential Information") and shall be utilized by the receiving Party only pursuant to the licenses granted hereunder. During the term of this Agreement and for a period of five (5) years thereafter, neither Party shall disclose to any third party any Confidential Information received from the other Party without the specific written consent of such Party. The foregoing shall not apply where Confidential Information a) was or becomes public through no fault of the receiving Party, b) was, at the time of receipt, already in the possession of the receiving Party as evidenced by its written records,
          c) was obtained from a third party legally entitled to use and disclose the same, or d) is required by law to be disclosed to a governmental agency.

     B. UNIVERSITY agrees to preserve as confidential any and all trade secrets, privileged records or other proprietary information belonging to PF, marked as Confidential and disclosed to UNIVERSITY. For disclosure of proprietary information belonging to PF by oral communication, such disclosure will be reduced to writing, marked as Confidential, and sent to UNIVERSITY within two weeks of disclosure to UNIVERSITY.

     C. PF acknowledges the UNIVERSITY's strong institutional policy favoring the retention of publication rights and dependence upon publication as an essential means of intellectual exchange. UNIVERSITY shall have the right to publish the results of and disseminate information to the extent that proprietary trade secrets or confidential information provided by PF to UNIVERSITY are not disclosed.

9.   Marketing and Advertising.

     A. The Parties agree not to use the name of the other aforementioned, in any commercial activity, press releases, marketing, advertising or sales brochures except with the prior written consent of the other Party, which consent may be granted or withheld in such Party's sole discretion. PF further agrees not to use and shall prohibit its Sublicensees and Affiliates of either from using the name of the University of Chicago, Argonne National Labs, The DOE, and/or the U.S. Government in any commercial activity with out the prior written consent of the UNIVERSITY. PF may, upon receiving approval from UNIVERSITY, apply such approval to subsequent iterations of the same activity provided that the content and presentation of the approved material is not changed in terms of scope, scale or purpose. For additional clarification by example, it is intended that for approved material used in presenting to potential investors of PF the approved material may be presented to several investors at different times with out need for approval of each presentation.

10.  Infringement.

     A. Notice of Infringement. In the event of an infringement of a Licensed Patent, each Party shall give the other written notice if one of them becomes aware of any infringement by a third party of any Licensed Patent. Upon notice of any such infringement, the parties shall promptly consult with one another with a view toward reaching agreement on a course of action to be pursued.

     B. PF's Right to Bring Infringement Action. If a third party infringes any patent included in the Licensed Patents within the Field, PF shall have the right to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise with the permission of UNIVERSITY. PF agrees to notify UNIVERSITY of its intention to bring an action or proceeding prior to filing the same and in sufficient time to allow UNIVERSITY the opportunity to discuss with PF the choice of counsel for such matter. PF agrees to hire counsel reasonably acceptable to UNIVERSITY. PF shall keep UNIVERSITY timely informed of material developments in the prosecution or settlement of such action or proceeding. PF shall be responsible for all costs and expenses of any action or proceeding against infringers which PF initiates. UNIVERSITY may be represented by counsel in any such legal proceedings acting in an advisory but not controlling capacity, the expense of which shall be subject to reimbursement by PF. UNIVERSITY shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action or proceeding and by executing and making available such documents as PF may reasonably request. PF agrees to promptly reimburse UNIVERSITY for its reasonable third party out-of-pocket fees and expenses incurred in joining an action or proceeding or cooperating with PF. All amounts of every kind and nature recovered from an action or proceeding of infringement by PF shall belong to PF. After deduction of the fees and expenses of both parties to this Agreement, any remaining amounts recovered shall be considered Net Sales under this Agreement and subject to Royalty payments in accordance with Article 4.

     C. PF Discretion. The prosecution, settlement, or abandonment of any action or proceeding under Paragraph 10.B. shall be at PF's reasonable discretion provided that PF has timely informed UNIVERSITY of material developments of such action. PF shall not have any right to surrender any of UNIVERSITY's rights to the Licensed Patents or to grant any infringer any of UNIVERSITY's rights to the Licensed Patents without UNIVERSITY's written consent.

     D. UNIVERSITY's Right to Bring Infringement Action. If a third party infringes any patent included in the Licensed Patents within the Exclusive Field which UNIVERSITY wishes to prosecute, UNIVERSITY shall first notify PF in writing and request that PF bring an action or proceeding against the infringing third party. If PF declines or fails to bring such an action or proceeding within thirty (30) days of receipt of the notice, UNIVERSITY shall have the right, at its sole discretion, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. PF shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action and by executing and making available such documents as UNIVERSITY may reasonably request. If the amounts recovered by UNIVERSITY exceed its reasonable third party fees and expenses, UNIVERSITY agrees to pay PF for its reasonable third party expenses incurred by it in cooperating in the action or proceeding. Except as specifically provided in this Paragraph, UNIVERSITY shall have the right to retain all amounts recovered of every kind and nature. Amounts recovered by UNIVERSITY shall not be considered Net Sales under this Agreement and shall not give rise to Royalty payments. Nothing in this Paragraph shall be construed to affect PF's rights under this Agreement to sublicense the Licensed Patents provided, however, that once the UNIVERSITY has instituted legal proceedings against, or settlement discussions with, an alleged infringer under this Paragraph, PF shall not grant a sublicense to such alleged infringer without the prior written consent of UNIVERSITY.

11.  Termination.

     A. Unless terminated earlier pursuant to Paragraphs 11.B or 11.C, this Agreement shall terminate on the date of expiration of the last to expire of the Licensed Patents.

     B. UNIVERSITY's Right to Terminate. UNIVERSITY shall have the right to terminate this Agreement as follows, in addition to all other available remedies:

          1) If PF fails to pay any Royalties, patent costs or other payment when due, this Agreement shall terminate effective ninety (90) days after UNIVERSITY's written notice to PF to such effect, unless PF makes such payment within the ninety (90) days or has cured such failure to the satisfaction of the UNIVERSITY.

          2) If PF fails to comply with any material obligation other than Diligence provisions in Paragraph 5E and 5F of this Agreement, the UNIVERSITY may at its sole discretion terminate the Agreement effective ninety (90) days after UNIVERSITY's written notice to PF describing such failure, unless PF cures such failure to the satisfaction of UNIVERSITY within the ninety (90) days.

          3) If PF shall have filed by or against it a petition under any bankruptcy or insolvency law and such petition is not dismissed within ninety (90) days of its filing, or if PF makes an assignment of all or substantially all of its assets for the benefit of its creditors UNIVERSITY may terminate this Agreement by written notice effective as of the (i) date of filing by PF of any such petition, (ii) date of any such assignment to creditors, or (iii) end of the ninety (90) days if a petition is filed against it and not dismissed by such time, whichever is applicable.

          4) If PF shall be dissolved, liquidated or otherwise ceases to exist, other than for reasons specified in this Article 11, this Agreement shall automatically terminate as of (i) the date articles of dissolution or a similar document is filed on behalf of PF with the appropriate government authority or (ii) the date of establishment of a liquidating trust or other arrangement for the winding up of the affairs of PF.

          5) Any previous waiver by the UNIVERSITY, of the UNIVERSITY's right to terminate this Agreement, shall not constitute a waiver on any subsequent right of the UNIVERSITY to terminate under this
               Article 11.

     C. PF's Right to Terminate. PF may terminate this Agreement at any time by giving UNIVERSITY ninety (90) days prior written notice.

     D. Rights Upon Termination. Other than as provided in Paragraph 11.E. below, upon Termination of this Agreement, for any reason, PF shall have no further rights to the Licensed Patents. PF agrees to immediately cease distribution of any unused Licensed Product(s) and shall provide UNIVERSITY with a complete list of all such unused Licensed Product(s), ("Inventory) within ten (10) days of termination and all such Inventory shall be destroyed within six (6) months after termination. PF shall provide UNIVERSITY with written documentation of such destruction.

     E. Survival. (i) All causes of action accruing to either party under this Agreement shall survive termination for any reason, as well as (1) PF obligation to pay Royalties, fees and other payments accrued prior to the date of termination and which were not paid or payable before termination, and (2) PF obligation to report Net Sales and to keep records as set forth in this Agreement. The milestone obligation of
          Article 4.C.ii and all provisions inclusive from Article 7 to Article 10 survive termination or expiration of the Agreement. (ii) During the six (6) month period following termination of this Agreement, PF may sell Inventory by requesting permission, from UNIVERSITY, on a case by case basis to sell such Inventory. Such request will be made in writing to the address listed in this Agreement. If the UNVERSITY grants permission to sell any Inventory, such Sales shall be subject to the Royalty obligations under Paragraph 4.E.

12.  Export Regulations.

     A. To the extent that the United States Export Control Regulations are applicable, neither PF nor UNIVERSITY shall, without having first fully complied with such regulations, (i) knowingly transfer, directly or indirectly, any unpublished technical data obtained or to be obtained from the other party hereto to any destination, or (ii) knowingly ship, directly or indirectly, any product produced using such unpublished technical data to any destination. PF acknowledges that the export of any products and/or technical data from the United States may require some form of export control license from the U.S. Government. Failure to obtain any required export licenses by PF may result in PF subjecting itself to criminal liability under U.S. laws.

     B. U.S. Competitiveness. PF agrees that any Licensed Product(s) and/or Licensed Method(s) for use or sale in the United States shall be manufactured substantially in the United States.

13.  Entire Agreement, Amendment, Waiver.

     A. The Agreement together with the Schedules attached hereto constitute the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or oral agreements or understandings (express or implied) between them concerning the same subject matter. The Agreement may not be amended or modified except in a writing signed by duly authorized representatives of each Party. No waiver of any default hereunder by either Party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

14.  Notice.

          Any notice required or otherwise made pursuant to this Agreement shall be in writing, sent by registered or certified mail properly addressed, or by facsimile with confirmed answer-back, to the other Party at the address set forth below or at such other address as may be designated by written notice to the other Party. Notice shall be deemed effective three (3) business days following the date of sending such notice if by mail, on the day following deposit with an overnight courier, if sent by overnight courier, or upon confirmed answer-back if by facsimile.

          If to UNIVERSITY:                     If to PharmaFrontiers Corp.:

          Office of Technology &                David B. McWilliams, President
           Intellectual Property                2408 Timberloch Place, Suite B7
          5555 S. Woodlawn, Suite 300           The Woodlands, Texas 77380
          Chicago, IL 60637  USA
          Attention: Director

15. Assignment. This Agreement shall be binding on the Parties hereto and upon their respective successors and assigns. Notwithstanding Section 3.A., either Party may at any time, upon written notice to the other party, assign or delegate to a successor to all or substantially all of its business any of its rights and obligations hereunder, provided that any such assignment or delegation shall in no event relieve either Party of its primary responsibility for the same. Except as provided in the preceding sentence, and except as provided in Paragraph 11.B.3, PF may not assign this Agreement without the prior written consent of UNIVERSITY, which consent shall not be unreasonably withheld, and any attempted assignment in violation thereof shall be void. UNIVERSITY may assign this Agreement at any time to any third party on written notice to PF. In such event, the assignee shall be substituted for UNIVERSITY as a party hereto, and UNIVERSITY shall no longer be bound hereby.

16. Governing Law. To the extent there is no applicable federal law, the interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be fully performed in that state.

17. Force Majeure. Except for the obligation to pay, the parties shall not be liable for any failure to perform or observe any term of this Agreement if performance or observance has been delayed, hindered, restricted or prevented by any circumstance not within the direct control of the parties, including without limitation, Acts of God, strikes, lock-outs, war, hostilities or the threat thereof, or compliance with any valid order of any governmental or public authority, and the time or times for performances of the obligations on the respective parties parts to be performed herein shall be extended by a period equal to each such period of delay provided that such party shall immediately give notice to the other party in accordance with the provisions of this Agreement and shall endeavor to remove or remedy the cause thereof with all due diligence and expedition. "Force Majeure" shall not include financial hardship or a lack of funds to make payment.

18. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives and signed below,

University of Chicago                          PharmaFrontiers Corp.


By: /s/ Alan Thomas                            By: /s/ David B. McWilliams
    ------------------------------------           -----------------------------
Name: Alan Thomas                              Name: David B. McWilliams
Title: Director of Technology Transfer         Title: Chief Executive Officer
Date:  12/30/04                                Date:  12/30/04
      ----------------------------------             ---------------------------

                                   Schedule A


UCTech Case # ANL-IN-02-021



US Patent application - 10/704,110, title "Human stem cell materials and methods"



PCT application - US03/35538



UCTech Case # ANL-IN-04-010



US Patent application -  title "Human Stem Cell Materials and Methods."

                                   Schedule B

                                   Schedule C

                   PharmaFrontiers Corp. Capitalization Table